Exhibit 12(b)


                          Minnesota Power & Light Company
              Computation of Ratios of Earnings to Fixed Charges and
            Preferred Dividends and Supplemental Ratios of Earnings to
                   Fixed Charges and Preferred Dividends (1)


                                          For the Year Ended
                          ----------------------------------------------------
                                             December 31,
                          ----------------------------------------------------
                            1991      1992       1993       1994       1995
                          --------  ---------  ---------  ---------  ---------
                                     (In thousands except ratios)
     Income from
      continuing
      operations
      per
      consolidated
      statement
      of income          $ 70,854   $ 67,821   $ 67,374   $ 59,465   $ 61,857

     Add (deduct)
       Current
        income tax
        expense            16,371     29,147     29,277     24,116     13,356
       Deferred
        income tax
        expense
        (benefit)           9,734     (1,113)     1,084       (981)   (11,336)
       Deferred
        investment
        tax
        credits            (1,615)    (1,568)    (2,035)    (2,478)      (865)
       Undistributed
        income
        from less
        than 50%
        owned equity
        investments        (4,941)    (5,733)    (6,009)    (7,547)    (9,124)
       Minority
        interest             (129)     2,684        (83)      (879)       260
                         ---------  ---------  ---------  ---------  ---------
                           90,274     91,238     86,608     71,696     54,148
                         ---------  ---------  ---------  ---------  ---------

     Fixed charges
       Interest on
        long-term
        debt               44,516     44,008     44,647     48,137     45,713
       Capitalized
        interest               --        422      3,010         --      1,395
       Other interest
        charges - net       8,008      6,455      1,501      7,382      7,934
       Interest
        component
        of all
        rentals             5,695      5,728      5,729      5,737      3,670
                        ---------  ---------  ---------  ---------  ---------
          Total fixed
           charges         58,219     56,613     54,887     61,256     58,712
                         ---------  ---------  ---------  ---------  ---------

     Earnings before
      income taxes
      and fixed
      charges
      (excluding
      capitalized
      interest)          $148,493   $147,429   $138,485   $132,952   $111,465
                        =========  =========  =========  =========  =========

     Preferred
      dividend
      requirements          4,311      3,807      3,342      3,200      3,200
     Ratio of income
      from continuing
      operations
      before income
      taxes to income
      from continuing
      operations(2)          1.35       1.39       1.44       1.35       1.45
                         ---------  ---------  ---------  ---------  ---------
     Preferred
      dividend factor       5,820      5,292      4,812      4,320      4,640
     Total fixed
      charges              58,219     56,613     54,887     61,256     58,712
                         ---------  ---------  ---------  ---------  ---------
     Total fixed
      charges and
      preferred
      dividends          $ 64,039   $ 61,905   $ 59,699   $ 65,576   $ 63,352
                         =========  =========  =========  =========  =========

     Ratio of earnings
      to fixed
      charges and
      preferred
      dividends              2.32       2.38       2.32       2.03       1.76
                         =========  =========  =========  =========  =========

     Earnings before
      income taxes
      and fixed
      charges
      (excluding
      capitalized
      interest)          $148,493   $147,429   $138,485   $132,952   $111,465
     Supplemental
      charges              16,846     16,017     15,149     14,370     13,519
                         ---------  ---------  ---------  ---------  ---------

     Earnings before
      income taxes
      and fixed and
      supplemental
      charges
      (excluding
      capitalized
      interest)          $165,339   $163,446   $153,634   $147,322   $124,984
                         =========  =========  =========  =========  =========

     Total fixed
      charges and
      preferred
      dividends          $ 64,039   $ 61,905   $ 59,699   $ 65,576   $ 63,352
     Supplemental
      charges              16,846     16,017     15,149     14,370     13,519
       Fixed and
        supplemental
        charges          $ 80,885   $ 77,922   $ 74,848   $ 79,946   $ 76,871
                         =========  =========  =========  =========  =========

     Supplemental
      ratio of
      earnings to
      fixed
      charges and
      preferred
      dividends(3)           2.04       2.10       2.05       1.84       1.63
                         =========  =========  =========  =========  =========

      --------------
      (1) Ratios for prior periods have been restated to reflect discontinued operations.

      (2)   Excludes $18.4 million of tax benefits recognized in 1995. See
            Note 14 to the Company's 1995 Consolidated Financial Statements in the Company's Form 8-K dated February 16, 1996, incorporated herein by reference.

      (3) The supplemental ratio of earnings to fixed charges includes the Company's obligation under a contract with Square Butte Electric Cooperative (Square Butte) which extends through 2007, pursuant to which the Company is purchasing 71 percent of the output of a generating unit capable of generating up to 470 megawatts. The Company is obligated to pay Square Butte all of Square Butte's leasing, operating and debt service costs (less any amounts collected from the sale of power or energy to others) that shall not have been paid by Square Butte when due. See Note 12 to the Company's 1995 Consolidated Financial Statements in the Company's Form 8-K dated February 16, 1996, incorporated herein by reference.